Exhibit 99.1

Contact:
Shannan Overbeck
Investor Relations
(214) 932-9476
soverbeck@voyagerlearning.com

Voyager Learning Company Provides Third Quarter Business Update

DALLAS, November 6, 2008 - Voyager Learning Company (OTC: VLCY.PK, the "Company"), a publisher of education materials and provider of education solutions in the K-12 market, is providing a year-to-date business update for the first nine months of 2008. The update includes preliminary third quarter year-to-date results, cash position, projected cash position and status for completing its SEC filings. All financial information for the years 2007 and 2008 in this press release is preliminary. The information has not been reviewed or audited by our independent registered public accounting firm and is therefore subject to change.

Q3 Year-to-Date 2008 Financial Results
For the nine months ending September 30, 2008, the Voyager operating business had preliminary and unaudited revenue of $76 million, a loss before interest and taxes of $2 million, and earnings before interest, taxes, depreciation and amortization, or EBITDA, of $14 million. This compares to preliminary and unaudited revenue of $88 million, EBIT of $12 million, and EBITDA of $28 million for the comparable nine month period in 2007.

The annual year-to-date earnings variance of $14 million (using both measures of EBIT and EBITDA) is attributable primarily to revenues that are $12 million lower in 2008, driven by lower sales volume and higher revenue deferral rates in 2008 compared to 2007.  In addition, year-to-date costs have increased by $2 million caused by a $4 million increase in sales, marketing and other costs of goods offset by $2 million in lower general and administrative costs. Two million of the $4 million increase in sales, marketing and other costs of goods sold was directly attributed to participation in 2008 state adoptions.

Q3 Year-to-Date Business Volume Relative to Prior Year
For the nine months ending September 30, 2008, the Company's year-to-date volume (as indicated by shipments of printed materials and subscriptions to various online services) was down 7 percent compared to the same nine month period in 2007. As of the end of the second quarter, the volume was flat year-on-year. The Company experienced weakness in markets and products that have heavy reliance on federal, state and local funding sources. The Company's reading intervention for middle school students and its online offerings continue to grow, but not enough to offset declines in products with heavy reliance on federal funding.

Reduction in Force
Effective November 3, 2008, the Company reduced its work force by 26 full-time employees and roughly 15 equivalent contractor positions. The 26 positions represent 7 percent of the Company's total full-time work force; however, they reflect 9 percent of the Voyager Expanded Learning business, where the majority of reductions were made. The Company also took steps to reduce non-headcount related expenses, which when combined with the reduction in force, is expected to provide $7 - 8 million in annualized savings for the full year 2009. As we will incur severance payments as a result of these actions, we will not realize significant savings in 2008.

Cash Position and End of 2008 Cash Outlook
The Company currently has cash and cash equivalents on hand of approximately $71 million. Included in this balance is a $44 million federal tax refund received in late October. The Company projects an ending 2008 cash balance of approximately $69 million after payment of $5 million related to the previously announced settlement of various securities litigation. The Company estimates it will have approximately $26 million of legacy post retirement obligations as of year-end 2008.

Status of 2007 SEC filings
The Company expects to file its 2007 Form 10-K by the end of November and the Form 10-Q's for the first three quarters of 2008 by year-end. The Company now expects to record a non-cash impairment charge to goodwill of approximately $65 million as of year-end 2007. The Company has not completed its impairment review for 2007 and may be required to record additional impairment charges for goodwill and or long-lived assets in 2007.

Corporate Transition
On November 5, 2008, the Company and David W. Asai, Chief Financial Officer of the Company, agreed that Mr. Asai would leave his position as Chief Financial Officer, effective December 31, 2008. Mr. Asai's departure is consistent with the Company's previously announced transition plan to relocate its corporate office to Dallas, Texas, and the severance agreement entered into by Mr. Asai and the Company.

With the sale of two of the Company's three operating units and the completion of the 2005 and 2006 Form 10-K's, the corporate finance functions are being relocated from Ann Arbor, Michigan and being merged into the finance function of the remaining operating unit, Voyager Expanded Learning, located in Dallas, Texas. Mr. Asai has been commuting to Ann Arbor from the Washington D.C. area for the past two and a half years and had primary responsibility for completing the restatement of 2005 and prior year's financial statements as well as completing the 2006 and 2007 financial statements.

On November 5, 2008, the Board of Directors of the Company appointed Brad Almond as the Chief Financial Officer of the Company, effective January 1, 2009. Mr. Almond has been the Chief Financial Officer of the Company's Voyager Expanded Learning operating unit located in Dallas, Texas, since 2006.

"David's departure from the Company aligns with previously announced plans to transition our corporate functions to Dallas," said Richard Surratt, CEO of Voyager Learning Company. "I would like to thank David for his hard work and dedication to the Company and wish him well in the future."

In addition, the Company is also announcing that Randy Best has resigned as a member of the Company's Board of Directors effective November 5, 2008.

Investor Conference Call
The Company will hold a conference call to discuss these business and corporate items today, at 4:00 p.m. Eastern Time. To listen to the Company's upcoming conference call, please dial (888) 688-0384 and enter ID #68800572. The call will be based on unaudited results through September 30, 2008, for Voyager's operating business. The conference call will be webcast and archived on the Company's website at www.voyagercompany.com.

Voyager Learning Company

Non-GAAP to GAAP Reconciliations

Millions $'s	Nine Months Ended September 30, 2008	Nine Months Ended September 29, 2007	Fiscal Year Ended December 29, 2007(a)
Earnings from continuing operations before interest and income taxes (EBIT)	(2)	12	6-7
Amortization of Purchased Intangibles	10	12	16
All Other Depreciation and Amortization	6	4	6
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	14	28	28-29

  Excluding the expected impact of a goodwill impairment charge which is currently estimated to be approximately $65 million.

###

About Voyager Learning Company
Voyager Learning Company (OTC: VLCY.PK) is based in Dallas, Texas, and is a publisher of education materials and provider of education solutions serving the K-12 market. Through its product lines, which include Voyager Expanded Learning, ExploreLearning and Learning A-Z, the Company is a leading provider of K-12 curriculum products, in-school core reading programs, reading and math intervention programs, and professional development programs for school districts throughout the United States.

Forward-Looking Statements
Some of the statements contained herein constitute forward-looking statements. These statements relate to future events, the results of our pending restatement process, and our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our markets' actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements. These risks and other factors you should consider include, but are not limited to, the Company's ability to successfully conclude the review and completion and filing of its financial results for fiscal year 2007, the existing securities and derivative litigation in which the Company is involved and any other current or future litigation, the Company's ability to successfully settle the securities class action litigation, additional expenses related to the transition of the corporate administrative functions to Dallas, loss of key personnel, success of ongoing product development, maintaining acceptable margins, the ability to control costs, changes in customer demands or industry standards, the ability to successfully attract and retain customers, the ability to sell additional products to existing customers and win new business from new customers, the ability to maintain a broad customer base to avoid dependence on a few customers, the risks and uncertainties affecting the Company, K-12 enrollment and demographic trends, the level of educational and education technology funding, the impact of federal, state and local regulatory requirements on the Company's business, the impact on the Company's stock price and trading volume as a result of the Company's common stock being traded over-the-counter, the impact of competition and the risk that our competitors will seek to capitalize on the risks and uncertainties confronting the Company including those listed above and the uncertainty of economic conditions in general, financial market performance, and other risks listed under "Risk Factors" in our filings with the Securities and Exchange Commission. In some cases, you can identify forward- looking statements by terminology such as "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," "projects," "intends," "prospects," "priorities," or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. The Company undertakes no obligation to update any of these statements.